Exhibit 99.1

SANTARUS CONTACTS:	S2 THERAPEUTICS CONTACT:
Martha L. Hough	Charles P. Sutphin
VP Finance & Investor Relations	Co-chairman, President & CEO
(858) 314-5824	(540) 818-4415
Debra P. Crawford
Chief Financial Officer	VEROSCIENCE CONTACT:
(858) 314-5708	Anthony H. Cincotta, PhD
President and Chief Scientific Officer
Lippert/Heilshorn & Associates, Inc.	(617) 966-8413
Jody Cain (jcain@lhai.com)
Bruce Voss (bvoss@lhai.com)
(310) 691-7100
For Immediate Release
SANTARUS LICENSES NOVEL TYPE 2 DIABETES DRUG CYCLOSET
Commercial launch anticipated in November 2010
Conference call to begin at 5:00 p.m. Eastern time today
SAN DIEGO, BRISTOL, Tenn. & TIVERTON, R.I. (September 8, 2010) — Santarus, Inc. (NASDAQ: SNTS), S2 Therapeutics, Inc. and VeroScience LLC today announced that they have entered into a distribution and license agreement granting Santarus exclusive rights to manufacture and commercialize CYCLOSET® (bromocriptine mesylate) tablets in the U.S. CYCLOSET is a prescription drug approved by the U.S. Food and Drug Administration (FDA) as an adjunct to diet and exercise to improve glycemic control in adults with type 2 diabetes mellitus both as mono-therapy and in combination with other oral antidiabetic agents. Santarus expects to commercially launch CYCLOSET in November 2010.
CYCLOSET is the first FDA-approved drug for patients with type 2 diabetes to target the activity of dopamine, a chemical messenger between neurons within the central nervous system. The precise mechanism by which CYCLOSET improves glycemic control is unknown, but basic science research suggests that the active agent in CYCLOSET acts to reset aberrant central neuro-metabolic control of peripheral metabolism towards normal in diabetic patients resulting in a reduction in insulin resistance. In clinical studies, once daily, morning administration of CYCLOSET improved glycemic control, as demonstrated by a significant reduction in mean HbA1c (0.4 — 0.9%, data on file), and improved postprandial glucose levels without increasing plasma insulin concentrations in patients with type 2 diabetes.
CYCLOSET improves glycemic control without increasing cardiovascular event risk. The safety profile of CYCLOSET was assessed in a one-year, Phase III safety study that included 2,054 patients in the CYCLOSET arm versus 1,016 patients in the placebo arm to evaluate overall and cardiovascular safety parameters. CYCLOSET did not increase the incidence of a composite cardiovascular endpoint relative to placebo. The prespecified composite cardiovascular endpoint for CYCLOSET-treated patients was significantly reduced by 42% when compared to patients receiving placebo, thus the treatment was found to be cardiovascular safe. Based on the demonstrated safety profile of CYCLOSET, the FDA did not require a post-approval cardiovascular safety study to specifically evaluate the cardiovascular safety of CYCLOSET in higher-risk populations. Overall serious adverse events occurred in 8.5% of the CYCLOSET-treated patients and 9.6% of the placebo-treated patients.

“Given its novel biological activity, positive impact on glucose control and cardiovascular safe profile, we believe CYCLOSET represents an attractive new option for the treatment of patients with type 2 diabetes,” said Gerald T. Proehl, president and chief executive officer of Santarus. “We view CYCLOSET as an excellent product to leverage our sales organization, with complete overlap of the endocrinologists and primary care physicians we call on for GLUMETZA®.”
Charles P. Sutphin, co-chairman, president and chief executive officer of S2 Therapeutics said, “We are excited about the distribution and license agreement with Santarus for CYCLOSET and the strategic fit with its organization. We look forward to working with Santarus to commercialize CYCLOSET in the U.S.”
Anthony H. Cincotta, PhD, president and chief scientific officer of VeroScience said, “Having worked on the research and clinical development of CYCLOSET for decades, it is gratifying to know that very soon the medical community will have access to this first and only centrally acting dopamine agonist antidiabetic agent that has the potential to be an important new therapy for patients with type 2 diabetes.”
CYCLOSET was the first and to date, the only drug for the treatment of type 2 diabetes to be approved subsequent to the FDA’s Guidance to Industry titled, “Diabetes Mellitus — evaluating cardiovascular risk in new antidiabetic therapies to treat type 2 diabetes” that met the recommendations in this guidance relative to study design and outcome with demonstrated cardiovascular safety pre-approval. This FDA Guidance, issued in December 2008, requires clinical studies to demonstrate that medicines for diabetes do not increase cardiovascular risk, especially in patients with existing or potential heart problems.
Agreement Terms
Under the terms of the distribution and license agreement, Santarus is paying an upfront fee totaling $5 million to S2 Therapeutics and VeroScience. Santarus will record all sales of CYCLOSET and will pay a product royalty to S2 Therapeutics and VeroScience of 35% of the gross margin associated with net sales of CYCLOSET up to $100 million of cumulative total gross margin, increasing to 40% thereafter. Gross margin is defined as net sales less cost of goods sold. S2 Therapeutics and VeroScience are responsible for all third party royalties and FDA post-approval commitments, including pharmacovigilance, and development. A joint steering committee consisting of representatives from the three companies has been formed to share information concerning the strategic direction of the CYCLOSET development, manufacturing and promotion efforts in the U.S.
Conference Call
Santarus has scheduled an investor conference call regarding this announcement at 5:00 p.m. Eastern time (2:00 p.m. Pacific time) today, September 8, 2010. Individuals interested in participating in the call may do so by dialing 888-803-8275 for domestic callers, or 706-643-7736 for international callers. A telephone replay will be available for 48 hours following conclusion of the call by dialing 800-642-1687 for domestic callers, or 706-645-9291 for international callers, and entering reservation code 99122575. The live conference call also will be available via the Internet by visiting the Investor Relations section of the company’s website at www.santarus.com and a recording of the call will be available on the company’s website for 14 days following the completion of the call.
About CYCLOSET
In clinical studies, CYCLOSET was shown to improve glycemic control across a broad patient population as a mono-therapy or as an adjunctive therapy to sulfonylureas, metformin plus sulfonylureas, and single or dual antidiabetes agent therapies. A single dose of CYCLOSET is taken within two hours of waking and helps control the abnormal rise and peak in blood sugar following a meal that is observed in patients with type 2 diabetes. The daily pharmacokinetic profile is characterized by a brief peak in the morning with rapid elimination. The effects of the drug, including lowered post-prandial glucose levels, persist throughout the daytime even though the drug is rapidly eliminated from the system. Basic science findings suggest that this activity is in part the result of the drug’s resetting action on the brain hypothalamic centers that control peripheral metabolism and that are known to be faulty in the type 2 diabetes condition.
Important Safety Information
The CYCLOSET Safety Trial, a 3,070 patient, one-year study, demonstrated that CYCLOSET at doses up to 4.8 mg per day used to treat type 2 diabetes was not significantly different from placebo regarding the rate of occurrence of all serious adverse events. None of the serious adverse events grouped by System-Organ-Class occurred at a frequency of more than 0.3 percentage points higher with CYCLOSET than with placebo. Additionally, CYCLOSET did not show an increase in pre-specified and independently adjudicated adverse cardiovascular outcomes — a composite of myocardial infarction, stroke, coronary revascularization, hospitalization for angina, and hospitalization for congestive heart failure, compared to patients taking a placebo (Hazard Ratio: 0.58; Confidence Interval: 0.35 — 0.96). CYCLOSET can cause hypotension, including orthostatic hypotension and syncope, particularly upon dose initiation or escalation. The most commonly reported adverse events (nausea, fatigue, vomiting, headache and dizziness) lasted a median of 14 days and were more likely to occur during the initial titration of CYCLOSET. The primary reason for discontinuation from clinical studies of CYCLOSET was nausea, which was mild to moderate and transient during the beginning of therapy.
For full prescribing information please see CYCLOSET Prescribing Information.
About Diabetes
According to the 2007 National Diabetes Fact Sheet, diabetes is the seventh deadliest disease in the U.S. It affects an estimated 24 million Americans and its incidence is increasing by approximately 1.6 million cases each year in the U.S. alone. Approximately 90-95% of people with diabetes suffer from type 2 diabetes.
About S2 Therapeutics
S2 Therapeutics, a privately held specialty pharmaceutical company headquartered in Bristol, Tennessee, is the holder of an exclusive global license for the manufacture, marketing, sale and distribution of CYCLOSET.
About VeroScience
VeroScience is a privately held biotechnology and healthcare product development company with main offices and laboratories in Tiverton, R.I. VeroScience holds the New Drug Application and related technology for CYCLOSET and has a large patent portfolio that supports its preclinical and clinical development programs and product pipeline in the areas of metabolism, immunology and oncology. VeroScience leverages its intellectual property and products in out-licensing and collaborative arrangements with appropriate industry partners.
About Santarus
Santarus, Inc. is a specialty biopharmaceutical company focused on acquiring, developing and commercializing proprietary products that address the needs of patients treated by gastroenterologists, endocrinologists and other physicians. The company’s current commercial efforts are focused on

GLUMETZA® (metformin HCl extended release tablets), which is indicated as an adjunct to diet and exercise to improve glycemic control in adults with type 2 diabetes. Santarus is also developing two late-stage GI product candidates, budesonide MMX® and rifamycin SV MMX®, for the U.S. market. Budesonide MMX is being investigated in a Phase III clinical program for the induction of remission of mild or moderate active ulcerative colitis. Santarus began Phase III clinical testing of rifamycin SV MMX in patients with travelers’ diarrhea in the second quarter of 2010. More information about Santarus is available on the company’s Web site at www.santarus.com.
Statements included in this press release that are not a description of historical facts are forward-looking statements. The inclusion of forward-looking statements should not be regarded as a representation by Santarus that any of its plans will be achieved. Actual results may differ materially from those set forth in this release due to the risks and uncertainties inherent in Santarus’ business, including, without limitation: risks related to the distribution and license arrangement between S2 Therapeutics, VeroScience, and Santarus, (including Santarus’ ability to commercially launch CYCLOSET in November 2010; Santarus’ ability to generate market demand and sales of CYCLOSET; competition from other products, unexpected adverse side effects or inadequate therapeutic efficacy of CYCLOSET; the ability to ensure continued supply of CYCLOSET in the U.S. market; the scope and validity of patent protection for CYCLOSET; and the potential for termination of the distribution and license agreement); other difficulties or delays relating to the development, testing, manufacturing and marketing of, and obtaining and maintaining regulatory approvals for, Santarus’ products; and other risks detailed in Santarus’ prior press releases and public periodic filings with the Securities and Exchange Commission.
You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement and Santarus undertakes no obligation to revise or update this news release to reflect events or circumstances after the date hereof. This caution is made under the safe harbor provisions of Section 21E of the Private Securities Litigation Reform Act of 1995.
Santarus® is a registered trademark of Santarus, Inc. CYCLOSET® is a registered trademark of VeroScience LLC. MMX® is a registered trademark of Cosmo Technologies Limited. GLUMETZA® is a registered trademark of Biovail Laboratories International S.r.l. licensed exclusively in the United States to Depomed, Inc.
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